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                                 Exhibit 12.1

                                 Evercom, Inc.
                   Statement Regarding Computation of Ratios
                      Ratio of Earnings to Fixed Charges
                                (in thousands)


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                                                  Combined Predecessors                       The Company
                                                ---------------------------     -----------------------------------------------
                                                             Eleven Months        One Month
                                                 Year ended      Ended              Ended          Years Ended December 31
                                                December 31,  November 30,       December 31,    ------------------------------
                                                   1995          1996               1996           1997       1998      1999
                                                ---------------------------     -----------------------------------------------
Earnings:
  Income from continuing operations before
   income taxes and extraordinary loss           $   2,230      $     5,183      $    (283)     $ (12,829)   $(25,410)  (10,685)

  Interest expense                                   1,360            1,469            612         11,138      19,638    19,458

  Interest portion of rent expense                      87               56              0            129         306       302
                                                ---------------------------     -----------------------------------------------
  Earnings available for fixed charges           $   3,677      $     6,708      $     329      $  (1,562)   $ (5,466)  $ 9,075
                                                ---------------------------     -----------------------------------------------

Fixed Charges:
  Interest expense                               $   1,360      $     1,469      $     612      $  11,138    $ 19,638   $19,458

  Interest portion of rent expense                      87               56              0            129         306       302
                                                ---------------------------     -----------------------------------------------
  Total fixed charges                            $   1,447      $     1,525      $     612      $  11,267    $ 19,944   $19,760
                                                ---------------------------     -----------------------------------------------
Ratio of earnings to fixed charges                     2.5              4.4              -              -           -         -
Deficiency of earnings to fixed charges                                          $     283      $  12,829    $ 25,410   $10,685
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